Exhibit 99.1

FOR IMMEDIATE RELEASE
January 23, 2020
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media:    Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS RECORD ANNUAL EARNINGS
Record Annual Revenue and 6% Increase in 2019 EPS
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported 2019 full year net income of $1.4 billion, an increase of 1% from the prior year. Earnings per common share for the year were $1.27, up 6% from the prior year. Tangible book value per common share as of 2019 year-end was $8.25, a 12% year-over-year increase. Return on average assets for 2019 was 1.31%, return on average common equity was 12.9%, and return on average tangible common equity was 16.9%.
Net income for the 2019 fourth quarter was $317 million, a 5% decrease from the year-ago quarter. Earnings per common share for the 2019 fourth quarter were $0.28, down 3% from the year-ago quarter. Return on average assets for the 2019 fourth quarter was 1.15%, return on average common equity was 11.1%, and return on average tangible common equity was 14.3%.
"We are pleased with our 2019 results, which included record net income for the fifth consecutive year and annual positive operating leverage on an adjusted basis for the seventh consecutive year," said Steve Steinour, chairman, president, and CEO.
"Total revenue for 2019 increased 3% year-over-year driven by fee income growth of 10% and organic balance sheet growth. The revenue growth, coupled with our disciplined expense management, allowed for continued investment in technology and our businesses overall," Steinour said. "Average loans grew 4%, balanced between commercial and consumer lending. In the 2019 fourth quarter, we experienced record origination activity in both our home lending and auto finance businesses, while maintaining our underwriting discipline. We remain focused on funding organic loan growth with low-cost core deposits, highlighted by the 5% increase in average consumer noninterest-bearing deposits for the 2019 full year."
"2019 was a challenging year for the industry, and Huntington was not immune. We entered the year expecting multiple interest rate increases but instead were impacted by multiple interest rate reductions. There also were elevated levels of macroeconomic uncertainty and significant market volatility. We proactively managed revenue challenges and expense growth, while continuing to invest in our businesses to drive long-term performance. We further positioned our expense run-rate and investment capacity for success in 2020 through our fourth quarter actions, including the announced consolidation of 30 in-store branches."
"Our local economies are growing, and our expectation for 2020 is for continued expansion. Building on the strong customer sentiment, consumer lending should fuel balance sheet growth in the coming year. Our commercial customers are performing well, and we are seeing success in our strategies, though volatility and uncertainty are restraining overall commercial loan growth. The momentum across our businesses and focused execution, augmented by the actions taken in 2019, set us up well entering 2020."

Full-year 2019 highlights compared with 2018:

•	Fully-taxable equivalent total revenue increased $153 million, or 3%.

•	Fully-taxable equivalent net interest income increased $20 million, or 1%.

•	Net interest margin decreased 7 basis points to 3.26%.

•	Noninterest income increased $133 million, or 10%.

•	Noninterest expense increased $74 million, or 3%.

•	Efficiency ratio of 56.6%, down from 56.9%.

•	Average loans and leases increased $2.7 billion, or 4%, including a $1.4 billion, or 4%, increase in consumer loans and a $1.3 billion, or 4%, increase in commercial loans.

•	Average core deposits increased $2.8 billion, or 4%.

•	Net charge-offs (NCOs) equated to 0.35% of average loans and leases, up from 0.20%.

•	Nonperforming asset (NPA) ratio of 0.66%, up from 0.52%.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.88%, up from 9.65% and consistent with our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 7.88%, up from 7.21%.

•	Tangible book value per common share (TBVPS) increased $0.91, or 12%, to $8.25.

•	Repurchased $441 million of common stock (31.4 million shares at an average price of $14.00 per share).

•	Cash dividends on common stock increased for the ninth consecutive year.

2019 Fourth Quarter highlights compared with 2018 Fourth Quarter:

•	Fully-taxable equivalent total revenue decreased $12 million, or 1%.

•	Fully-taxable equivalent net interest income decreased $55 million, or 7%.

•	Net interest margin decreased 29 basis points to 3.12%.

•	Noninterest income increased $43 million, or 13%.

•	Noninterest expense decreased $10 million, or 1%.

•	Average loans and leases increased $1.3 billion, or 2%, including a $0.7 billion, or 2%, increase in commercial loans and a $0.6 billion, or 2%, increase in consumer loans.

•	Average core deposits increased $0.6 billion, or 1%.

•	NCOs equated to 0.39% of average loans and leases, up from 0.27%

•	Repurchased $196 million of common stock (13.1 million shares at an average price of $14.96 per share).

•
In December, Huntington announced the planned consolidation of 30 in-store branches. While the majority of the expense of these actions was included in the 2019 fourth quarter, the consolidations are expected to be completed in the 2020 first quarter.

Table 1 – Earnings Performance Summary

	Full Year		2019		2018
(in millions, except per share data)	2019	2018	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$1,411	$1,393	$317	$372	$334
Diluted earnings per common share	1.27	1.20	0.28	0.34	0.29

Return on average assets	1.31%	1.33%	1.15%	1.37%	1.25%
Return on average common equity	12.9	13.4	11.1	13.4	12.9
Return on average tangible common equity	16.9	17.9	14.3	17.3	17.3
Net interest margin	3.26	3.33	3.12	3.20	3.41
Efficiency ratio	56.6	56.9	58.4	54.7	58.7

Tangible book value per common share	$8.25	$7.34	$8.25	$8.25	$7.34
Cash dividends declared per common share	0.58	0.50	0.15	0.15	0.14
Average diluted shares outstanding	1,056	1,106	1,047	1,051	1,073

Average earning assets	$99,541	$96,577	$100,062	$99,692	$97,752
Average loans and leases	74,978	72,246	75,103	75,096	73,822
Average core deposits	79,197	76,403	79,690	79,335	79,078

Tangible common equity / tangible assets ratio	7.88%	7.21%	7.88%	8.00%	7.21%
Common equity Tier 1 risk-based capital ratio	9.88	9.65	9.88	10.02	9.65

NCOs as a % of average loans and leases	0.35%	0.20%	0.39%	0.39%	0.27%
NAL ratio	0.62	0.45	0.62	0.58	0.45
ALLL as a % of total loans and leases	1.04	1.03	1.04	1.05	1.03

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Net Interest Margin Compression Outpaced Increase in Average Earning Assets

	2019	2018		2019		2018
($ in millions)	Full Year	Full Year	Change YOY	Fourth Quarter	Third Quarter	Fourth Quarter	Change (%)
							LQ	YOY
Net interest income	$3,213	$3,189	1%	$780	$799	$833	(2)%	(6)%
FTE adjustment	26	30	(13)	6	6	8	0	25
Net interest income - FTE	3,239	3,219	1	786	805	841	(2)	(7)
Noninterest income	1,454	1,321	10	372	389	329	(4)	13
Total revenue - FTE	$4,693	$4,540	3%	$1,158	$1,194	$1,170	(3)%	(1)%

	2019	2018		2019		2018
	Full Year	Full Year	Change YOY bp	Fourth Quarter	Third Quarter	Fourth Quarter	Change bp
Yield / Cost							LQ	YOY
Total earning assets	4.25%	4.12%	13	4.03%	4.21%	4.32%	(18)	(29)
Total loans and leases	4.73	4.58	15	4.47	4.67	4.76	(20)	(29)
Total securities	2.76	2.72	4	2.68	2.74	2.84	(6)	(16)
Total interest-bearing liabilities	1.34	1.06	28	1.24	1.36	1.23	(12)	1
Total interest-bearing deposits	0.94	0.65	29	0.87	0.98	0.84	(11)	3

Net interest rate spread	2.91	3.06	(15)	2.79	2.85	3.09	(6)	(30)
Impact of noninterest-bearing funds on margin	0.35	0.27	8	0.33	0.35	0.32	(2)	1
Net interest margin	3.26%	3.33%	(7)	3.12%	3.20%	3.41%	(8)	(29)
See Pages 7-9 and 18-20 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2019 fourth quarter decreased $55 million, or 7%, from the 2018 fourth quarter. This reflected a 29 basis point decrease in the FTE net interest margin (NIM) to 3.12%, partially offset by the benefit from a $2.3 billion, or 2%, increase in average earning assets. The NIM compression primarily reflected a 29 basis point year-over-year decrease in average earning asset yields. The decrease in average earning asset yields was primarily driven by the impact of lower interest rates in the quarter on loan yields. Embedded within these yields and costs, FTE net interest income during the 2019 fourth quarter included $11 million, or approximately 4 basis points, of purchase accounting impact compared to $17 million, or approximately 7 basis points, in the year-ago quarter.
Compared to the 2019 third quarter, FTE net interest income decreased $19 million, or 2%, reflecting the NIM compression of 8 basis points. The NIM compression reflected an 18 basis point decrease in average earning asset yields and a 2 basis point decrease in the benefit from noninterest-bearing funds, partially offset by a 12 basis point decrease in average interest-bearing liability costs. The decrease in earning asset yields was primarily driven by the impact of lower interest rates in the quarter on loan yields. The decrease in average interest-bearing liability costs primarily reflects lower interest-bearing deposit costs (down 11 basis points). The purchase accounting impact on the net interest margin was approximately 4 basis points in the 2019 fourth quarter, unchanged from the prior quarter.

Table 3 – Average Earning Assets – C&I and Residential Mortgage Loan Growth Drive Year-over-Year Earning Asset Growth

	2019	2018		2019		2018
($ in billions)	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$30.5	$28.9	6%	$30.4	$30.6	29.6	(1)%	3%
Commercial real estate	6.9	7.2	(4)	6.8	6.9	6.9	(2)	(2)
Total commercial	37.4	36.1	4	37.2	37.6	36.5	(1)	2
Automobile	12.3	12.3	0	12.6	12.2	12.4	3	1
Home equity	9.4	9.9	(5)	9.2	9.4	9.8	(2)	(6)
Residential mortgage	11.1	9.9	12	11.3	11.2	10.6	1	7
RV and marine	3.5	2.8	21	3.6	3.5	3.2	1	11
Other consumer	1.3	1.2	5	1.2	1.3	1.3	(2)	(5)
Total consumer	37.6	36.2	4	37.9	37.5	37.3	1	2
Total loans and leases	75.0	72.2	4	75.1	75.1	73.8	0	2
Total securities	23.1	23.5	(2)	23.2	23.1	22.7	0	2
Held-for-sale and other earning assets	1.5	0.8	79	1.8	1.5	1.3	17	41
Total earning assets	$99.5	$96.6	3%	$100.1	$99.7	$97.8	0%	2%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2019 fourth quarter increased $2.3 billion, or 2%, from the year-ago quarter, primarily reflecting a $1.3 billion, or 2%, increase in average total loans and leases. Average commercial and industrial (C&I) loans increased $0.8 billion, or 3%, reflecting growth in specialty banking, asset finance, and corporate banking. Average residential mortgage loans increased $0.8 billion, or 7%, reflecting robust mortgage production in the second half of 2019. Average held-for-sale and other earning assets increased $0.5 billion, or 41%, primarily as a result of increased cash from the timing of the securities portfolio repositioning and an increase in loans held-for-sale. Average total securities increased $0.5 billion, or 2%, primarily reflecting the mark-to-market of the available-for-sale portfolio. Partially offsetting these increases, average home equity loans and lines of credit decreased $0.8 billion, or 6%, reflecting a shift in consumer preferences.
Compared to the 2019 third quarter, average earning assets increased $0.4 billion, or less than 1%, primarily reflecting a $0.4 billion, or 3%, increase in average automobile loans.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $117 million of loans held-for-sale.

Table 4 – Average Liabilities – Money Market Drives Continued Year-over-Year Growth in Core Deposits

	2019	2018		2019		2018
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$20.1	$20.4	(2)%	$20.6	$19.9	$20.4	4%	1%
Demand deposits - interest bearing	19.9	19.3	3	20.1	19.8	19.9	2	1
Total demand deposits	39.9	39.7	1	40.8	39.7	40.2	3	1
Money market deposits	23.8	21.4	11	24.6	24.3	22.6	1	9
Savings and other domestic deposits	9.9	11.1	(11)	9.6	9.7	10.5	(1)	(9)
Core certificates of deposit	5.6	4.2	33	4.8	5.7	5.7	(15)	(16)
Total core deposits	79.2	76.4	4	79.7	79.3	79.1	0	1
Other domestic deposits of $250,000 or more	0.3	0.3	14	0.3	0.3	0.3	(1)	(10)
Brokered deposits and negotiable CDs	2.8	3.5	(20)	2.6	2.6	3.5	0	(26)
Total deposits	$82.3	$80.2	3%	$82.6	$82.2	$82.9	0%	0%

Short-term borrowings	$2.4	$2.7	(11)%	$2.0	$2.3	$1.0	(16)%	95%
Long-term debt	9.3	9.0	4	9.9	9.5	8.9	4	11
Total debt	$11.7	$11.7	0%	$11.9	$11.8	$9.9	1%	20%

Total Interest-bearing liabilities	$74.0	$71.5	4%	$73.8	$74.2	$72.4	(1)%	2%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Average total interest-bearing liabilities for the 2019 fourth quarter increased $1.4 billion, or 2%, from the year-ago quarter. Long-term debt increased $1.0 billion, or 11%, as a result of the issuance and maturity of $1.6 billion and $0.6 billion, respectively, of long-term debt over the past three quarters. Average short-term borrowings increased $1.0 billion, or 95%, as a result of the maturity of brokered certificates of deposits (CDs) in the 2019 first quarter. Average total deposits decreased $0.3 billion, or less than 1%, while average total core deposits increased $0.6 billion, or 1%. Savings and other domestic deposits decreased $1.0 billion, or 9%, primarily reflecting a continued shift in consumer product mix. Average core CDs decreased $0.9 billion, or 16%, reflecting the maturity of the balances related to the 2018 consumer deposit growth initiatives. Average brokered deposits and negotiable CDs decreased $0.9 billion, or 26%, reflecting the previously mentioned brokered CD maturities. Average money market deposits increased $2.0 billion, or 9%, primarily reflecting growth driven by promotional pricing over the past seven quarters and a continued shift in consumer product mix. Average total demand deposits increased $0.5 billion, or 1%, primarily driven by consumer noninterest-bearing demand deposit growth and commercial interest checking growth.
Compared to the 2019 third quarter, average total interest-bearing liabilities decreased $0.4 billion, or 1%. Average total core deposits increased $0.4 billion, or less than 1%. Average total demand deposits increased $1.1 billion, or 3%, primarily driven by commercial noninterest-bearing demand deposit growth. Average core CDs decreased $0.9 billion, or 15%, reflecting the maturity of the balances tied to the 2018 consumer deposit growth initiatives.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $725 million of deposits.

Noninterest Income
Table 5 – Noninterest Income – Record Mortgage Originations Fuel Growth in Mortgage Banking Income

	2019	2018		2019		2018
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$372	$364	2%	$95	$98	$94	(3)%	1%
Card and payment processing income	246	224	10	64	64	58	0	10
Trust and investment management services	178	171	4	47	44	42	7	12
Mortgage banking income	167	108	55	58	54	23	7	152
Capital markets fees	123	108	14	31	36	34	(14)	(9)
Insurance income	88	82	7	24	20	21	20	14
Bank owned life insurance income	66	67	(1)	17	18	16	(6)	6
Gain on sale of loans and leases	55	55	0	16	13	16	23	0
Net (losses) gains on sales of securities	(24)	(21)	(14)	(22)	0	(19)	(100)	(16)
Other noninterest income	183	163	12	42	42	44	0	(5)
Total noninterest income	$1,454	$1,321	10%	$372	$389	$329	(4)%	13%
See Pages 10, 11, 21, and 22 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2019 fourth quarter increased $43 million, or 13%, from the year-ago quarter. Mortgage banking income increased $35 million, or 152%, primarily reflecting higher volume and overall salable spreads and a $12 million increase in income from net mortgage servicing rights (MSR) risk management. Card and payment processing income increased $6 million, or 10%, primarily reflecting increased account activity. Trust and investment management services fees increased $5 million, or 12%, primarily driven by strong equity market performance.
Compared to the 2019 third quarter, total noninterest income decreased $17 million, or 4%. Securities losses were $22 million compared to less than $1 million in the 2019 third quarter, reflecting the losses related to the $2 billion portfolio repositioning completed in the 2019 fourth quarter. Capital markets fees decreased $5 million, or 14%, primarily reflecting decreased interest rate derivative and foreign exchange activity.

Noninterest Expense
Table 6 – Noninterest Expense – Year-over-Year Variance Driven by Continued Investment in Colleagues and Digital and Mobile Technology

	2019	2018		2019		2018
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,654	$1,559	6%	$426	$406	$399	5%	7%
Outside data processing and other services	346	294	18	89	87	83	2	7
Equipment	163	164	(1)	42	41	48	2	(13)
Net occupancy	159	184	(14)	41	38	70	8	(41)
Professional services	54	60	(10)	14	16	17	(13)	(18)
Amortization of intangibles	49	53	(8)	12	12	13	0	(8)
Marketing	37	53	(30)	9	10	15	(10)	(40)
Deposit and other insurance expense	34	63	(46)	10	8	9	25	11
Other noninterest expense	225	217	4	58	49	57	18	2
Total noninterest expense	$2,721	$2,647	3%	$701	$667	$711	5%	(1)%
(in thousands)
Number of employees (Average full-time equivalent)	15.7	15.7	0%	15.5	15.7	15.7	(1)%	(1)%
See Pages 10 and 21 of Quarterly Financial Supplement for additional detail.
Noninterest expense for the 2019 fourth quarter decreased $10 million, or 1%, from the year-ago quarter. Net occupancy costs decreased $29 million, or 41%, primarily reflecting lower branch and facility consolidation-related expense. The 2018 fourth quarter included $28 million of consolidation-related expense. The 2019 fourth quarter included $4 million of consolidation-related expense for the previously announced consolidation of 30 in-store branches and the disposal of other properties. Marketing decreased $6 million, or 40%, primarily reflecting pacing of marketing campaigns. Equipment decreased $6 million, or 13%, primarily reflecting lower branch and facility consolidation-related expense. The 2018 fourth quarter included $7 million of consolidation-related expense versus $2 million in the 2019 fourth quarter. Personnel costs increased $27 million, or 7%, primarily reflecting the $15 million of expense related to the previously announced position reductions completed in the 2019 fourth quarter. Outside data processing and other services expense increased $6 million, or 7%, primarily driven by higher technology investment costs and $3 million of expense related to a technology system decommission in the 2019 fourth quarter.
Noninterest expense increased $34 million, or 5%, from the 2019 third quarter. Personnel costs increased $20 million, or 5%, primarily reflecting the $15 million of expense related to the previously announced position reductions completed in the 2019 fourth quarter. Other noninterest expense increased $9 million, or 18%, primarily driven by a $4 million final true-up of the earn out related to the Hutchinson, Shockey, Erley & Co. (HSE) acquisition.

Credit Quality
Table 7 – Credit Quality Metrics – NCOs Near Low End of Average Through-the-Cycle Target Range

	2019				2018
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$468	$438	$425	$417	$340
Total other real estate	11	12	14	18	23
Other NPAs (1)	19	32	21	26	24
Total nonperforming assets	498	482	460	461	387
Accruing loans and leases past due 90+ days	171	163	152	147	170
NPAs + accruing loans and lease past due 90+ days	$669	$645	$612	$608	$557
NAL ratio (2)	0.62%	0.58%	0.57%	0.56%	0.45%
NPA ratio (3)	0.66	0.64	0.61	0.61	0.52
(NPAs+90 days)/(Loans+OREO)	0.89	0.86	0.82	0.81	0.74
Provision for credit losses	$79	$82	$59	$67	$60
Net charge-offs	73	73	48	71	50
Net charge-offs / Average total loans	0.39%	0.39%	0.25%	0.38%	0.27%
Allowance for loans and lease losses (ALLL)	$783	$783	$774	$764	$772
Allowance for unfunded loan commitments and letters of credit	104	101	101	100	96
Allowance for credit losses (ACL)	$887	$884	$875	$864	$868
ALLL as % of:
Total loans and leases	1.04%	1.05%	1.03%	1.02%	1.03%
NALs	167	179	182	183	228
NPAs	157	163	168	166	200

(1)	Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 and 23-26 of Quarterly Financial Supplement for additional detail.
Asset quality metrics remained in line with overall expectations. The consumer portfolio metrics remained relatively stable, reflecting normal seasonal impacts. The commercial portfolio metrics reflected continued volatility in the oil and gas portfolio, while the remainder of the commercial portfolio has performed well.
Nonperforming assets (NPAs) increased to $498 million, or 0.66% of total loans and leases and OREO, from $387 million, or 0.52%, a year ago. Nonaccrual loans and leases (NALs) increased $128 million, or 38%, to $468 million, or 0.62% of total loans and leases. The year-over-year increase was primarily in the C&I portfolio, particularly in the oil and gas portfolio. OREO balances decreased $12 million, or 52%, from the year-ago quarter. On a linked quarter basis, NALs increased $30 million, or 7%, while NPAs increased $16 million, or 3%.
The provision for credit losses increased $19 million year-over-year to $79 million. NCOs increased $23 million year-over-year to $73 million. The increase was driven by the oil and gas portfolio, which made up approximately half of the total commercial NCOs. Consumer NCOs remained flat. NCOs represented an annualized 0.39% of average loans and leases in the current quarter, unchanged from the prior quarter and up from 0.27% in the year-ago quarter. We remain confident in the long-term performance of our credit portfolios.
The allowance for loan and lease losses (ALLL) increased by $11 million from the year ago quarter, increasing as a percentage of total loans and leases to 1.04% compared to 1.03% a year ago. The ALLL as a percentage of period-end total NALs decreased to 167% from 228% over the same period. The increase in the ALLL was primarily a result of loan growth and portfolio management activity. We believe the levels of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 8 – Capital Ratios – Managing Capital Ratios within Targeted Ranges

	2019				2018
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	7.88%	8.00%	7.80%	7.57%	7.21%
Regulatory Common Equity Tier 1 risk-based capital ratio (1)	9.88%	10.02%	9.88%	9.84%	9.65%
Regulatory Tier 1 risk-based capital ratio (1)	11.26%	11.41%	11.28%	11.25%	11.06%
Regulatory Total risk-based capital ratio (1)	13.04%	13.29%	13.13%	13.11%	12.98%
Total risk-weighted assets (1)	$87.5	$86.7	$86.3	$86.0	$85.7

(1)	December 31, 2019 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.88% at December 31, 2019, up 67 basis points from a year ago. The regulatory Common Equity Tier 1 (CET1) risk-based capital ratio was 9.88% at December 31, 2019, compared to 9.65% at December 31, 2018. The regulatory Tier 1 risk-based capital ratio was 11.26% compared to 11.06% at December 31, 2018. All capital ratios were impacted by the repurchase of $441 million of common stock (31.4 million shares at an average price of $14.00 per share) over the last four quarters, including $196 million repurchased during the 2019 fourth quarter.

Income Taxes
The provision for income taxes was $55 million in the 2019 fourth quarter compared to $57 million in the 2018 fourth quarter. The effective tax rates for the 2019 fourth quarter and 2018 fourth quarter were 14.8% and 14.6%, respectively.
At December 31, 2019, the Company had a net federal deferred tax liability of $221 million and a net state deferred tax asset of $38 million.

Expectations – 2020
Full-year revenue is expected to increase approximately 1.5% to 3.5%. Full-year noninterest expense is expected to increase approximately 1% to 3%.
Average loans and leases are expected to increase approximately 3% to 4% on an annual basis. Average total deposits are expected to increase approximately 3% to 4% on an annual basis.
Asset quality metrics are expected to remain strong, with net charge-offs in the range of approximately 35 to 45 basis points, with some moderate quarterly volatility.
The effective tax rate for 2020 is expected to be in the range of 15.5% to 16.5%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 23, 2020, at 9:00 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID# 13697749. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 31, 2020 at (877) 660-6853 or (201) 612-7415; conference ID# 13697749.
Please see the 2019 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $109 billion of assets and a network of 868 branches, including 12 Private Client Group offices, and 1,448 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2018 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of our financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, management has adopted a practice of listing “Significant Items” in our external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those which may be described from time to time in Huntington’s filings with the Securities and Exchange Commission.
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